Exhibit 5.1

[Letterhead of Law Office of Kathleen Brown, P.C.]

January 14, 2008

Southern Trust Securities Holding Corp.

145 Almeria Ave.

Coral Gables, FL 3314

Re:

Registration Statement on Form S-8 of

Southern Trust Securities Holding Corp.

Ladies and Gentlemen:

This law firm has been engaged as Special Counsel to Southern Trust Securities Holding Corp. a Florida corporation (the “Corporation”). This opinion is being issued with reference to the registration statement on Form S-8 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (the “Securities Act”), regarding the proposed offering by the Corporation of up to 600,000 shares (the “Shares”) of common stock of the Corporation (the “Common Stock”), subject to issuance by the Corporation upon the exercise of stock options granted pursuant to the Employment Agreement of Susan Escobio and the Non-Statutory Stock Option Agreements of each of Fernando Fussa and John Hourihan  (collectively, the “Plans”).

We have examined the originals or certified copies of the Plans, such corporate records, certificates of officers of the Corporation and/or public officials and such other documents, and have made such other factual and legal investigations, as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, the conformity to original documents of all documents submitted as conformed copies and the authenticity of the originals of such copies.

Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Corporation of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plans, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

Our President, Kathleen Brown, is admitted to practice in the State of Florida. This opinion letter is limited to the laws of the State of Florida as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, We do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the SEC.

Very truly yours,

By:	/s/ Kathleen Brown
Kathleen Brown
President